Exhibit 99.2

IONIQ Sciences announces institutional offering

Salt Lake City, UT, May 28, 2020 – IONIQ Sciences Inc. (“IONIQ Sciences” or the “Company”), announced it is initiating an institutional private equity offering on the heels of receiving ‘Breakthrough Device Designation’ from the U.S. FDA for its lung cancer test. IONIQ Sciences has also re-branded from ProLung, Inc. to IONIQ Sciences, Inc. (dba) to reflect its mission to dramatically improve the cancer landscape with a modern solution for the early detection of cancer thereby expanding the therapeutic window, significantly improving survivability, and reducing the cost of healthcare. Proceeds from the offering are intended to fund the company’s expansion into developing additional single cancer tests and a multi-cancer screen.

The securities to be offered in the institutional offering will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold absent registration or an exemption from registration under the Securities Act.

Nothing in this press release constitutes an offer to buy, or a solicitation of an offer to sell, securities in the United States or any other jurisdiction in which such offer or solicitation would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About IONIQ Sciences, Inc.

IONIQ Sciences, Inc. is developing advanced multi-cancer screening technology for early detection that will expand the therapeutic window, dramatically improve survivability and reduce the cost of healthcare. IONIQ Sciences operates at the confluence of its Electrical Impedance Analytics (EIA) technology and artificial intelligence (AI). IONIQ Science’s first product utilizing its proprietary analytic platform, the ProLung Test™ for lung cancer, has been designated a Breakthrough Device by the U.S. FDA. ProLung rebranded to IONIQ Sciences in May 2020.

Forward-Looking Statements

Statements contained in this release that are not purely historical, including, without limitation statements regarding IONIQ Sciences’ future performance and goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the IONIQ Sciences’ Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties include inherent risks and uncertainties relating to IONIQ Sciences’ ability to meet its funding requirements for its operations and other commitments and to obtain successful test results and regulatory approvals for its products. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections.

For further information about IONIQ Sciences, Inc., please contact:

Andy Robertson | 1-801-503-9231| acr@IONIQsciences.com

IONIQ Sciences, Inc., Vice President of Business Development

IONIQ Sciences, Inc.

350 W. 800 N., Suite 214

Salt Lake City, Utah 84103

USA

www.IONIQsciences.com

Follow IONIQ Sciences, Inc. on Twitter, Facebook and LinkedIn: @IONIQSciences